February 23, 2016
CONFIDENTIAL

Mr. Pablo Vegas
1599 Oxbow Drive
Blacklick, OH 43004

Dear Pablo:

On behalf of NiSource Inc., I am pleased to offer you employment as Executive Vice President and President Columbia Gas Group reporting to Joseph Hamrock, Chief Executive Officer. Speaking on behalf of our leadership team, we look forward to the contribution you will make to our organization. This letter does not constitute an offer of a contract of guaranteed employment; if you accept this offer, you will be an employee at will. The terms of the offer are as follows.

Position: You will join us as Executive Vice President and President Columbia Gas Group, beginning May 3, 2016. You will report to Joseph Hamrock. Your work location will be in Columbus, Ohio.

Compensation: Your annual base salary will be $450,000, payable monthly. Adjustments to base salary may be made periodically during your employment.

Benefits: While you are employed by NiSource Inc., or its subsidiaries (the “Company”), you will be entitled to participate in all benefit plans, including without limitation, any health, life and disability insurance plans, qualified and nonqualified retirement plans, or any other plan or benefit generally afforded to similarly situated executives of NiSource Inc.

Short-Term Incentive: Your annual incentive opportunity under our annual incentive plan will be based on a target of 65% of base salary, with a range of 25% to 105%. The payment of this short-term incentive is dependent upon Company performance, your own performance and your status as an employee in good standing. Actual payment may be greater than or less than the 65%, based on a combination of the stated factors. Annual incentive plans are determined each year based on business objectives and market conditions.

Signing Bonus: You will receive a signing bonus in the gross amount of $150,000. This signing bonus will be paid within 30 days of your start date. You agree to repay this signing bonus to the Company in the event you choose to leave the Company before May 3, 2017.

Long-Term Incentive: You will also have the opportunity to participate in a long-term incentive compensation program, under the 2010 Omnibus Incentive Plan, on the same basis as other senior executives of the Company. Subject to approval by the Officer Nomination and Compensation Committee of the Board, you will receive a long-term incentive grant for 2016 in the amount of $650,000. One hundred percent of the value of this award will be in performance shares, the ultimate vesting in February 2019 being contingent upon NiSource's financial performance in 2016 through 2018.

Special Stock Grant: To compensate you for the loss of a portion of your incentive awards from your prior employer, you will also receive a grant of restricted stock units pursuant to the 2010 Omnibus Incentive Plan. The number of shares to be granted will be determined by dividing $1,000,000 by the fair market value of one common share of NiSource Inc. on the date of grant. Vesting of the restricted stock shall be based solely on the passage of time. The restricted stock shall vest 1/2 increment on the first anniversary of your employment, and the final 1/2 increment will vest on the second anniversary of your employment.

Vacation: You will receive four weeks of paid vacation per year.

Change in Control: Subject to approval by the Officer Nomination and Compensation Committee of the Board, NiSource Inc. will enter into a Change in Control Agreement with you on substantially the same terms as other senior executives of the Company.

Severance: You will be eligible to participate in the NiSource Executive Severance Policy in the event your employment with the Company is terminated.

NiSource Policies: You are expected to familiarize yourself with and observe all Company policies. Following your acceptance of this offer and during the course of your employment with the Company, you will have access to confidential and proprietary information of the Company. You agree to maintain the confidentiality of such information, before, during and after your employment.

Dispute Resolution: Should there be any dispute as to the meaning or application of this letter, both parties agree to submit the dispute to nonbinding mediation at the Company's expense. In the event the parties are unable to resolve the dispute through mediation, they agree to submit the dispute to binding arbitration under the standard employment rules of the American Arbitration Association. This letter shall be construed in accordance with the laws of the State of Ohio.

Your employment is contingent upon passing a drug screen, and completion of formal reference checking, which includes a background check of previous employment, military and driving history, professional references, and any criminal record.

I hope that you accept the Company's offer of employment. To acknowledge your acceptance, please sign and return one copy of this letter to me. We are truly delighted with your interest in working with us. Please feel free to contact me to discuss any questions you may have. We look forward to you joining us.

Sincerely,

/s/ Robert D. Campbell
Robert D. Campbell
Executive Vice President
Corporate Affairs and Human Resources

/s/ Pablo Vegas                      2/29/2016
Pablo Vegas                         Date